Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-194746 and 333-202742) on Form S-8 and Registration Statement (No. 333-201366) on Form S-3 of Karyopharm Therapeutics Inc. of our report dated March 21, 2014, relating to our audit of the consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ equity (deficit), and cash flows for the year ended December 31, 2013, which appear in this Annual Report on Form 10-K of Karyopharm Therapeutics Inc. for the year ended December 31, 2015.

/s/ RSM US LLP

Boston, Massachusetts

March 15, 2016